Exhibit 99.1

NEWS RELEASE

THOMAS H. SILBERG TO RETIRE AS PRESIDENT AND CEO OF APP PHARMACEUTICALS, JOHN DUCKER NAMED AS SUCCESSOR

SCHAUMBURG, Ill. December 2, 2009— The Board of Directors of Fresenius Kabi Pharmaceuticals Holding, Inc., (NASDAQ: APCVZ), the parent company of APP Pharmaceuticals, Inc., announced today that Thomas H. Silberg, president and chief executive officer of APP, will retire effective December 31, 2009.  John Ducker, a member of the management board of Fresenius Kabi AG responsible for the Fresenius Kabi Innovation Centre, was named by the board as his successor as president and chief executive officer.  Under a succession plan, Tom will serve as a consultant for one year to ensure a smooth transition as Mr. Ducker assumes his new responsibilities.

"As both president and chief executive officer, Tom has steadfastly navigated APP through multiple corporate changes, including the integration of APP into the Fresenius family, and successfully structured the business to become further entrenched as a leader in the generic injectable space," said Bernhard Hampl, Ph.D., executive chairman of the board. "He has consistently demonstrated a sure-hand and an unwavering commitment to our customers and the patients they treat."

Mr. Silberg, 63, has been the company’s chief executive officer since May 2008 and president since November 2007.  He had previously served as president of Abraxis Pharmaceutical Products (the division name of APP prior to the separation from Abraxis). Mr. Silberg joined APP in May 2006 as executive vice president, commercial operations and operational excellence and was responsible for the commercial operations of APP. Mr. Silberg began his career in 1972 with Hoffmann-LaRoche, Inc., where he rose through the management ranks to vice president of business operations.

“I joined APP in 2006 because I believed in the drugs it provides to millions of people and the opportunity to advance APP to where it is today. It has been a privilege to be a part of the company’s evolution and to work with the people that make up APP,” said Silberg.  “While the decision to retire is never easy, the time is right.  We have created a culture of urgency and accountability that has made APP operationally sound and poised for even greater success under the current leadership team and as the integration with Fresenius Kabi matures.”

John Ducker, 49, a member of the management board of Fresenius Kabi AG since 2006 is currently responsible for the Fresenius Kabi Innovation Centre, where he manages the worldwide research and development and strategic marketing activities of the Fresenius Kabi organization. Prior to 2006 Mr. Ducker managed various countries and regions within the Fresenius Kabi organization. In this capacity Mr. Ducker was responsible for the Fresenius Kabi businesses in the UK, Ireland, Scandinavia, Benelux, Canada and South Africa. Mr. Ducker joined the Fresenius SE group in 1989 as plant manager in the United Kingdom.

 Mr. Ducker holds a first class Bachelor’s and a Master’s degree in chemical engineering from Cambridge University.

"We are very happy that we could gain John as the new president and chief executive officer of APP," Hampl added. "John’s successful career as an executive within Fresenius Kabi, his deep industry experience and considerable operating acumen made him the ideal candidate to succeed Tom Silberg.

“With the support and engagement of APP’s employees, I look forward to building on the solid foundation Tom created and leading APP to even higher levels of achievement in the years to come,” said Ducker.

About APP Pharmaceuticals, Inc.
APP Pharmaceuticals, Inc. is a fully-integrated pharmaceutical company that develops, manufactures and markets injectable pharmaceutical products with a primary focus on the oncology, anti-infective, anesthetic/analgesic and critical care markets. The company offers one of the most comprehensive product portfolios used in hospitals, long-term care facilities, alternate care sites and clinics within North America and manufactures a comprehensive range of dosage formulations. Fresenius Kabi Pharmaceuticals Holding, Inc., a wholly owned subsidiary of Fresenius Kabi AG, acquired APP Pharmaceuticals, Inc. on September 10, 2008. For more information about APP Pharmaceuticals, Inc., please visit the company’s Web site at www.APPpharma.com.

About Fresenius Kabi AG
Fresenius Kabi AG is the leader in infusion therapy and clinical nutrition in Europe and in its most important countries of Latin America and Asia Pacific. Fresenius Kabi’s core product range includes infusion solutions for fluid substitution, blood volume expansion, I.V. drugs and parenteral nutrition, as well as products for enteral nutrition. Furthermore, the company provides concepts for ambulatory health care and is focused on managing and providing home therapies. With the philosophy “Caring for life” and a comprehensive product portfolio, the company aims at improving the quality of life of patients all over the world. In 2008, Fresenius Kabi achieved sales of EUR 2,495 million and an operating profit of EUR 443 million. For more information visit the company’s Web site at www.fresenius-kabi.com. Fresenius Kabi AG is a 100% subsidiary of Fresenius SE.

About Fresenius SE
Fresenius SE is a health care group with international operations, providing products and services for dialysis, hospital and outpatient medical care. In 2008, group sales were approximately EUR 12.3 billion. On June 30, 2009 the Fresenius Group had 129,218 employees worldwide. For more information visit the company’s Web site at www.fresenius.com.

Forward-Looking Statement
The statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements in this news release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the demand, supply and distribution of our products.  Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements.  These factors include, but are not limited to, the availability and pricing of ingredients used in the manufacture of pharmaceutical products and the ability to successfully manufacture products in a time-sensitive and cost effective manner.  Additional relevant information concerning risks can be found in the Fresenius Kabi Pharmaceuticals Holding, Inc. 10-K for the fiscal year ending December 31, 2008 and other documents the company has filed with the Securities and Exchange Commission.

The information contained in this news release is as of the date of this release.  Fresenius Kabi Pharmaceuticals Holding, Inc. does not assume any obligation to update or revise these forward-looking statements to conform the statement to actual results, new information, developments or changes in the Company’s expectations.

APP Contact
Debra Lynn Ross
Director, Corporate Communications
APP Pharmaceuticals, Inc.
(847) 969-8026
dross@apppharma.com

Media and Investor Inquiries
Christine Cassiano
Hill & Knowlton
(310) 633-9495
christine.cassiano@hillandknowlton.com